Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175693, 333-60196-99, 333-18135-99, 333-136061-99, 333-138506-99 and 333-193680 on Form S-8 of Ascena Retail Group, Inc. and subsidiaries, of our report dated March 13, 2015, related to the consolidated financial statements of ANN INC. and subsidiaries and the effectiveness of the ANN INC. and subsidiaries’ internal control over financial reporting incorporated by reference in this Current Report on Form 8-K of Ascena Retail Group, Inc. dated August 21, 2015.

/s/ Deloitte & Touche LLP

New York, New York
August 21, 2015